UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Guglielmi, Peter A.

   c/o TELLABS INTERNATIONAL, INC.
   1000 Remington Boulevard
   Bolingbrook, IL  60440
   USA
2. Issuer Name and Ticker or Trading Symbol
   Tellabs, Inc.
   (TLAB)
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   December 1996
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   President, Tellabs International, Inc. (Subsidiary of Issuer)
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |12/3/9|M   | |17,500            |A  |$5.00      |57,620 (1)         |D     |                           |
                           |6     |    | |                  |   |           |                   |      |                           |
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Common Stock               |      |    | |                  |   |           |7,831.81 (1)       |I     |(2)                        |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Employee Stock Options|$  5.000|12/3/|M   | |17,500     |D  |(3)  |11/29|Common Stock|17,500 |       |            |   |            |
 (Rights to Buy)      |0       |96   |    | |           |   |     |/03  |            |       |       |            |   |            |
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Employee Stock Options|$  1.114|     |    | |           |   |     |     |Common Stock|60,000 |       |            |   |            |
 (Rights to Buy) (4)  |6       |     |    | |           |   |     |     |            |       |       |            |   |            |
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Employee Stock Options|$  1.000|     |    | |           |   |     |     |Common Stock|18,000 |       |            |   |            |
 (Rights to Buy) (4)  |0       |     |    | |           |   |     |     |            |       |       |            |   |            |
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Employee Stock Options|$  1.520|     |    | |           |   |     |     |Common Stock|120,000|       |            |   |            |
 (Rights to Buy) (4)  |9       |     |    | |           |   |     |     |            |       |       |            |   |            |
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Employee Stock Options|$  1.531|     |    | |           |   |     |     |Common Stock|240,000|       |            |   |            |
 (Rights to Buy) (4)  |3       |     |    | |           |   |     |     |            |       |       |            |   |            |
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Employee Stock Options|$  5.000|     |    | |           |   |     |     |Common Stock|22,500 |       |            |   |            |
 (Rights to Buy) (4)  |0       |     |    | |           |   |     |     |            |       |       |            |   |            |
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Employee Stock Options|$  5.000|     |    | |           |   |     |     |Common Stock|80,000 |       |            |   |            |
 (Rights to Buy) (4)  |0       |     |    | |           |   |     |     |            |       |       |            |   |            |
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Employee Stock Options|$ 16.687|     |    | |           |   |     |     |Common Stock|40,000 |       |            |   |            |
 (Rights to Buy) (4)  |5       |     |    | |           |   |     |     |            |       |       |            |   |            |
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Employee Stock Options|$ 28.625|     |    | |           |   |     |     |Common Stock|40,000 |       |620,500 (1) |D  |            |
 (Rights to Buy) (4)  |0       |     |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) The end of period holdings have been modified to reflect the effect of the 2-for-1 stock split effective
November 15,
1996.
(2) These shares are held for the benefit of the reporting person in the Tellabs Advantage Plan.
(3) All options become exercisable in cumulative annual installments of 25% on each of the 1st, 2nd, 3rd & 4th anniversaries of the grant date.
(4) These stock options were previously reported as options for 30,000, 9,000, 60,000, 120,000, 11,250, 40,000,
20,000 and 20,000 shares, respectively, at per share exercise prices of $2.2292, $2.0000, $3.0417, $3.0625,
$10.0000, $10.0000, $33.375 and $57.25, respectively, each as adjusted for all prior stock splits and have been further adjusted to reflect the 2-for-1 stock split effective November 15, 1996.
SIGNATURE OF REPORTING PERSON
Peter A. Guglielmi